Exhibit 99.1

Blackhawk Network Completes Acquisition of Achievers Corp.

Pleasanton, CA - June 30, 2015 - Blackhawk Network announced it has completed the acquisition of Achievers Corp., as previously described in its June 11, 2015 press release. Achievers’ Employee Success Platform™ empowers employees and managers to deliver real-time recognition for meeting objectives, reaching milestones or driving results , to increase employee engagement and align with the values and goals of the employer.
Blackhawk Network CFO Jerry Ulrich commented, “The purchase price of $110 million equates to approximately two times Achievers’ calendar 2014 adjusted operating revenues.”
The company will provide additional details on the Achievers acquisition during its next earnings call scheduled for July 22, 2015.

About Blackhawk Network
Blackhawk Network Holdings, Inc. (NASDAQ: HAWK) is a leading prepaid and payments global company, which supports the program management and distribution of gift cards, prepaid telecom products and financial service products in a number of different retail, digital and incentive channels. Blackhawk’s digital platform supports prepaid across a network of digital distribution partners including retailers, financial service providers, and mobile wallets. For more information, please visit www.blackhawknetwork.com and www.giftcardmall.com.
About Achievers
Achievers delivers an Employee Success Platform™ that enables social recognition, which increases employee engagement and drives business success. Designed specifically to meet the needs of today’s workplace, it empowers employees to recognize each other in real time and aligns them to the goals of the company. With more than 7,800,000 annual recognitions, the Platform inspires brilliant performance in 110 countries. Visit us at www.achievers.com.

INVESTORS/ANALYSTS:	MEDIA:
Patrick Cronin	Teri Llach
(925) 226-9973	(925) 226-9028
investor.relations@bhnetwork.com	Teri.llach@bhnetwork.com